Your Proxy Vote is Important!

     And now you can Vote your Proxy on the PHONE or on the INTERNET.


It saves Money! Telephone and Internet voting saves postage costs. Savings which can help minimize fund expenses.

It saves Time!  Telephone and Internet voting is instantaneous - 24 hours a day.

It's Easy!  Just follow these simple steps:
         1.  Read your proxy statement and have it at hand.
         2.  Call toll-free 1-800-597-7836 or go to website:
                  https://vote.proxy-direct.com
         3.  Enter your 14 digit Control Number from your Proxy Card.
         4.  Follow the recorded or on-screen directions.
         5.  Do not mail your Proxy Card when you vote by phone or Internet.
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